EXHIBIT 4.7(c)

EQUISTAR CHEMICALS, LP

EQUISTAR FUNDING CORPORATION,

as Issuers

and

THE BANK OF NEW YORK,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 21, 2003

10 5/8% Senior Notes Due 2011

FIRST SUPPLEMENTAL INDENTURE, dated as of November 21, 2003 (the “Supplemental Indenture”) to the Indenture dated as of April 22, 2003 (the “Base Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”), among EQUISTAR CHEMICALS, LP, a Delaware limited partnership (as further defined below, the “Company”), EQUISTAR FUNDING CORPORATION, a Delaware corporation (as further defined below, “Equistar Funding”) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company and Equistar Funding (together, the “Issuers”) have duly authorized the execution and delivery of the Base Indenture and $450,000,000 aggregate principal amount of the Issuers’ 10 5/8% Senior Notes due 2011;

WHEREAS, the Issuers desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in connection with the issuance by the Company of $250,000,000 principal amount of the Issuers’ Additional Notes;

WHEREAS, the Depository Trust Company will no longer honor requests to impose a 40-day “chill” period on certain securities (including the Additional Notes) offered and sold in offshore transactions in reliance on Regulation S under the Securities Act;

WHEREAS, Section 9.01(a) of the Base Indenture provides that a supplemental indenture may be entered into without the consent of the holders of any Notes by the Issuers and the Trustee for certain purposes, including the purposes contemplated hereby, provided certain conditions are met;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Issuers and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Additional Notes by the holders thereof the Issuers agree with the Trustee, for the equal and ratable benefit of the holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General. This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions specific reference is hereby made. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Section 2.01 of the Base Indenture is hereby amended by deleting the third and fourth paragraph thereof and replacing them with the following:

“Initial Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued initially in the form of a single temporary global Note in substantially the form set forth in Exhibit A and containing each of the legends set forth in Section 2.03 (the “Temporary Offshore Global Note”), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary or its nominee, duly executed by each Issuer and authenticated by the Trustee as hereinafter provided. At any time following termination of the Restricted Period (the “Offshore Note Exchange Date”), upon receipt by the Trustee and the Issuers of a certificate substantially in the form set forth in Exhibit C hereto, a single permanent global Note substantially in the form of Exhibit A hereto and containing the legend set forth in Section 2.03(b) (the “Permanent Offshore Global Note,” and together with the Temporary Offshore Global Note, the “Offshore Global Note”) duly executed by each Issuer and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Temporary Offshore Global Note in an amount equal to the principal amount of the beneficial interest in the Temporary Offshore Global Note transferred. Prior to the Offshore Note Exchange Date and receipt of the certificate referred to above, beneficial interests in a Temporary Offshore Global Note may be held only through Euroclear or Clearstream. The aggregate principal amount of the Offshore Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary for the Offshore Global Note as provided in Sections 3.13 and 3.14.

Initial Notes issued in exchange for or upon transfer of beneficial interests in the U.S. Global Note or the Permanent Offshore Global Note pursuant to Section 3.13 shall be in the form of permanent certificated Notes in substantially the form set forth in Exhibit A containing the Private Placement Legend as set forth in Section 2.03 (the “U.S. Physical Notes”), or in the form of permanent certificated Notes substantially in the form set forth in Exhibit A (the “Offshore Physical Notes”), respectively, as hereinafter provided. No Offshore Physical Notes may be issued until expiration of the applicable Restricted Period and receipt by the Issuers and the Trustee from the (x) proposed transferor of a certificate substantially in the form set forth in Exhibit D or (y) holder of a beneficial interest being exchanged, of certification that such holder is a non-U.S. person (within the meaning of Regulation S under the Securities Act) or a U.S. person who acquired such interest in a transaction exempt from the registration requirements of the Securities Act (in which case a U.S. Physical Note shall be issued).

Any Initial Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued in the form of a single permanent Global Note in substantially the form set forth in Exhibit A and containing each of the legends set forth in Section 2.03(a) and (b), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary or its nominee, duly executed by each Issuer and authenticated by the Trustee as hereinafter provided.

The aggregate principal amount of the Offshore Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary for the Offshore Global Note as provided in Sections 3.13 and 3.14.

Any Initial Additional Notes issued in exchange for or upon transfer of beneficial interests in the U.S. Global Note or the Offshore Global Note pursuant to Section 3.13 shall be in the form of U.S. Physical Notes in substantially the form set forth in Exhibit A containing the Private Placement Legend as set forth in Section 2.03, or in the form of Offshore Physical Notes substantially in the form set forth in Exhibit A containing the Private Placement Legend (if issued during the Restricted Period), respectively, as hereinafter provided.”

Section 2.02. Section 2.03(a) of the Base Indenture is hereby amended by deleting the text preceding the Private Placement Legend and replacing it with the following:

“Except as set forth in Section 3.14(l), unless and until (i) an Initial Note or any Initial Additional Note is sold pursuant to an effective registration statement, whether pursuant to the Registration Rights Agreement or otherwise, (ii) an Initial Note or any Initial Additional Note is exchanged for an Exchange Note in an Exchange Offer pursuant to an effective Exchange Offer or (iii) in the case of the Offshore Global Note, upon termination of the Restricted Period, each Initial Note or Initial Additional Note shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof:”

Section 2.03. Transfer Provisions. (a) Section 3.14(d) of the Base Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Transfers of Interests in the Offshore Global Notes. With respect to registration of any proposed transfer of interests in any Offshore Global Note,

(I) the Registrar shall register the transfer of any interest in such Note only

(i) if the proposed transferee is a Non-U.S. Person and the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit D hereto; or

(ii) if the proposed transferee is a QIB and the proposed transferor has checked the box provided for on the form of Note stating, or has otherwise certified to the Issuers and the Registrar in writing, that the sale has been made in compliance with provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Issuers and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(iii) upon receipt by the Registrar of written instructions given in accordance with the Depositary’s and the Registrar’s procedures; and

(II) the Registrar shall reflect on its books and records (and make a notation on the relevant Global Note of) the date and an increase in the principal amount of the transferee Global Note, in an amount equal to the principal amount of the Offshore Global Note to be transferred, and the Registrar shall reflect on its books and records (and make a notation on the relevant Global Note of) the date and a decrease in the principal amount of the transferor Offshore Global Note.

provided that, after the Restricted Period, the relevant parties need not comply with provisions of (a)(I)(i) (unless the proposed transfer is to a QIB that holds an interest in the Global Note) or (ii).”

(b) Section 3.14(h) of the Base Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

“(h) Interests in the Temporary Offshore Global Note prior to the Offshore Note Exchange Date. Notwithstanding anything to the contrary contained in this Indenture, until the Offshore Note Exchange Date occurs and appropriate certification substantially in the form of Exhibit C is made as provided in Section 2.01, beneficial interests in the Temporary Offshore Global Note may be held only in or through accounts maintained at the Depositary by Euroclear or Clearstream, and no person shall be entitled to effect any transfer or exchange that would result in any such interest being held otherwise than in or through such an account, and no Physical Notes may be issued in exchange therefor.”

(c) Section 3.14(l)(iii) is hereby amended by deleting it in its entirety and replacing it with the following:

“(iii) (A) with respect to a Temporary Offshore Global Note, with the agreement of the Issuers on or after the Offshore Note Exchange Date with respect to such Note and (B) with respect to a Permanent Offshore Global Note upon expiration of the Restricted Period with respect to such Note,”

ARTICLE 3

MICELLANEOUS

Section 3.01. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 3.02. Counterparts. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 3.03. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuers and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.

Section 3.04. This Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this Supplemental Indenture shall henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

EQUISTAR CHEMICALS, LP

By:	/s/ Karen A. Twitchell

Name: Karen A. Twitchell Title: Principal Financial Officer

EQUISTAR FUNDING CORPORATION

By:	/s/ Charles L. Hall

Name: Charles L. Hall Title: Vice President and Controller

THE BANK OF NEW YORK, as Trustee

By:	/s/ Van K. Brown

Name: Van K. Brown Title: Vice President